SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant To Section 14(a) Of The Securities
                           Exchange Act Of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[x] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e) (2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                       Willamette Valley Vineyards, Inc.

Payment of Filing Fee (Check the appropriate box):

[x]    No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

       (1) Title of each class of securities to which transaction applies:

       (2) Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       (4)    Proposed maximum aggregate value of transaction:

       (5)    Total fee paid:

[ ]    Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)    Amount Previously Paid:

       (2)    Form, Schedule or Registration Statement No.:

       (3)    Filing Party:

       (4)    Date Filed:


                                PROXY STATEMENT
                                      for
           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 28, 2000


                                 INTRODUCTION
General

This Proxy Statement (the "Proxy Statement") is being furnished to the shareholders of Willamette Valley Vineyards, Inc., an Oregon corporation ("the Company"), as part of the solicitation of proxies by the Company's Board of Directors (the "Board of Directors") from holders of the outstanding shares of the Company's Common Stock, no par value (the "Common Stock"), for use at the Company's Annual Meeting of Shareholders to be held on May 28th, 2000, at 1:00 PM at Willamette Valley Vineyards, 8800 Enchanted Way SE, Turner, Oregon 97392 and at any adjournments or postponements thereof, (the "Annual Meeting"). At the Annual Meeting, shareholders will be asked to (i) elect five members of the Board of Directors, (ii) approve Amendment No. 2 to the Company's Articles of Incorporation to authorize the issuance of up to ten million (10,000,000) shares of preferred stock with such rights and preferences as a majority of the outside directors of the Company shall approve
(iii) ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as independent auditors of the Company for the year ending December 31, 2000, and (iv) transact such other business as may properly come before the meeting or any adjournments thereof. This Proxy Statement, together with the enclosed Proxy Ballot, is first being mailed to the Company's shareholders on or about May 1, 2000 .

Solicitation, Voting and Revocability of Proxies
The Board of Directors has fixed the close of business on April 3rd, 2000 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were 3,237 beneficial holders of the 4,250,555 shares of Common Stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the nominees for election to the Board of Directors and FOR the approval of Amendment No. 2 to the Company's Articles of Incorporation to authorize the issuance of up to ten million (10,000,000 ) shares of preferred stock with such rights and preferences as a majority of the outside directors of the Company shall approve and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the year ending December 31, 2000. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to: Board Secretary, Willamette Valley Vineyards, Inc., 8800 Enchanted Way S.E., Turner, Oregon 97392, or by attending the Annual Meeting and voting in person. However, a shareholder who attends the meeting need not revoke a previously executed proxy and vote in person unless the shareholder wishes to do so. All valid, unrevoked proxies will be voted at the Annual Meeting.




                          ELECTION OF DIRECTORS

At the Annual Meeting, five directors will be elected, each for a one-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors.
However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend. There is no cumulative voting for election of directors.


Information regarding Nominees. The following table sets for the names of the Board of Directors nominees for election as a director, and each such person's age at April 17, 2000 and position with the Company.

Name                         Position(s) with the Company            Age
James W. Bernau ***          Chairperson of the Board, President/CEO
                             and Director                             46

James L. Ellis ***           Vice-President/Secretary and Director    55

Betty M. O'Brien*            Director                                 56

Delna L. Jones**  ****       Director                                 59

Stan G. Turel * **  *** **** Director                                 52

__________________
*Member of the Compensation Committee
**Member of the Audit Committee
***Executive Committee
****Affiliated Transaction Committee

All directors hold office until the next annual meeting of Shareholders or until their successors have been elected and qualified. Executive officers are appointed by the Board of Directors and serve at the pleasure of the Board of Directors. Set forth below is additional information as to each director and executive officer of the Company.

James W. Bernau. Mr. Bernau has been President and Chairperson of the Board of Directors of the Company since its inception in May 1988. Mr. Bernau began to develop the vineyard in 1983, and co-founded the Company in 1988 with Salem winegrape grower, Donald Voorhies. From 1981 to September 1989, Mr. Bernau was Director of the Oregon Chapter of the National Federation of Independent Businesses ("NFIB"), an association of
15,000 independent businesses in Oregon.

James L. Ellis. Mr. Ellis has served as a Director since July 1991 and Secretary since June 1997. Mr. Ellis has served as the Company's Director of Human Resources from January 1993. Mr. Ellis was appointed Vice President/Corporate in January of 1998. From 1990 to 1992, Mr. Ellis was a partner in Kenneth L. Fisher, Ph.D. & Associates, a management consulting firm. From 1980 to 1990, Mr. Ellis was Vice President and General Manager of R.A. Kevane & Associates, a Pacific Northwest personnel consulting firm. From 1962 to 1979, Mr. Ellis was a member of and administrator for the Christian Brothers of California, owner of Mont La Salle Vineyards and producer of Christian Brothers wines and brandy.

Betty M. O'Brien. Ms. O'Brien has served as a Director since July 1991. Ms. O'Brien has been employed by Willamette University as its Director of Communications since 1988. Ms. O'Brien is a partner in Elton Vineyards, a commercial vineyard located in Eola Hills in Yamhill County, Oregon. She is a member of the Oregon Winegrowers Association, having previously served as its President and Treasurer as well as a director.

Delna L. Jones. Ms. Jones has served as a Director since November 1994. Ms. Jones presently serves as a Washington County, Oregon, County
Commissioner; she was elected to this position in 1998.   From 1985 to
1990, Ms. Jones served as Director of Economic Development with US West Communications. From 1990 to 1998 she served as project director for the CAPITAL Center, an education and business consortium. Beginning in 1982, she was elected six times to the Oregon House as the State Representative for District 6. During her tenure, she served as the Assistant Majority Leader; she also chaired the Revenue and School Finance committee, and served on the Legislative Rules and Reorganization committee and the Business and Consumer Affairs committee. In addition, Ms. Jones presently serves on many community and business boards and advisory panels.

Stan G. Turel. Mr. Turel has served as a Director since November of 1994. Mr. Turel is part owner and the CEO of Columbia Turel, Inc., (formerly Columbia Bookkeeping, Inc.) a position he has held since 1974. Columbia Turel, Inc. has sixteen offices in Oregon and Washington, servicing 4,000 small business and 26,000 tax clients annually. Mr. Turel is a licensed tax consultant, a member of the National Association of Public Accountants, a private pilot, and a former delegate to the White House Conference on Small Business. In addition, Mr. Turel serves his community on a number of advisory boards and panels.

During 1999, the Board of Directors held thirteen meetings. All incumbent directors attended more than 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board on which he or she served during 1998. See "Management-Executive Compensation" for certain information regarding compensation for Directors.

Board of Directors Committees. The Board of Directors acts as a nominating committee for selecting nominees for election as directors. The Board of Directors has appointed a standing Audit Committee which, during the year ended December 31, 1999, conducted one meeting. The elected members of the Audit Committee are Delna L. Jones and Stan G. Turel. The Audit Committee reviews the scope of the independent annual audit, the independent public accountants' letter to the Board of Directors concerning the effectiveness of the Company's internal financial and accounting controls and the Board of Directors' response to that letter, if deemed necessary. The Board of Directors also has appointed a Compensation Committee which reviews executive compensation and makes recommendations to the full Board regarding changes in compensation, and also administers the Company's 1992 Stock Incentive Plan. During the fiscal year ended December 31, 1999, the Compensation Committee held four meetings. The members of the Compensation Committee currently are Betty M. O'Brien, Chair, and Stan G. Turel. In 1994, the Board of Directors created an Affiliated Transactions Committee that reviewed transactions deemed to involve a potential conflict of interest between the Company and its former affiliates. Current members of the Affiliated Transaction Committee are Delna L. Jones and Stan G. Turel. The Committee held no meetings in 1999. In 1997 the Board appointed an Executive Committee, members are: James W. Bernau, James L. Ellis, and Stan G. Turel. The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another Committee or to other persons, and except as limited by Oregon law. The Executive Committee met four times during 1999.


The Board of Directors unanimously recommend that shareholders vote FOR the election of its nominees for Director. If a quorum is present, the Company's bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstention and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.


                       MANAGEMENT / EXECUTIVE OFFICERS
Name                        Position                            Age
James W. Bernau     President, Director and Chairperson
                    of the Board of Directors                    46


Information concerning the principle occupation of Mr. Bernau is set forth under "Election of Directors".



                            EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation.

The following table provides certain summary information concerning compensation paid or accrued by the Company, to or on behalf of the Company's Chief Executive Officer, James W. Bernau (the "named executive officer") for the years ending December 31, 1997, and 1998, and 1999.


Name and Principle Position            Year        Annual Compensation
                                                Salary ($)      Bonus

James W. Bernau
President, Director and Chairperson of
the Board of Directors                 1997      $19,385         $ -0-
                                       1998      $84,865       $10,000
                                       1999      $91,512         $ -0-


Bernau Employment Agreement

The Company and Mr. Bernau are parties to an employment agreement dated August 3, 1988 and amended in February, 1997 and again amended in January of 1998. Under the present agreement, Mr. Bernau is paid an annual salary of $90,000 with annual increases tied to increases in the consumer price index. Pursuant to the terms of the employment agreement, the Company must use its best efforts to provide Mr. Bernau with housing on the Company's property. Mr. Bernau and his family will live in the house free of rent and must continue to reside there for the duration of his employment in order to provide additional security and lock-up services for late evening events at the Winery and Vineyard. The employment agreement provides that Mr. Bernau's employment may be terminated only for cause which is defined as non-performance of his duties or conviction of a crime.


Stock Options

In order to reward performance and retain high-quality employees, the Company often grants stock options to its employees. The Company does not ordinarily grant shares of stock to its employees. Options are typically issued at a per share exercise price equal to the closing price as reported at the time the option is granted. The options vest to the employee over time. Three months following termination of the employee's employment with the Company, any and all unexercised options terminate. Based on an assumed appreciation of 5% and 10% in the price of the company's stock price, the projected value of all options held by Mr. Bernau over the term of the option is $59,500 and $168,046 respectively.


Option Exercises and Holdings

The following table provides information, with respect to Mr. Bernau, concerning exercised options during the last fiscal year and unexercised options held as of December 31, 1999.

                            Options Exercised
                         in the last fiscal year
                          Number           Value
Name                    of shares       Realized(1)

James W. Bernau           -0-               -0 -


                             Number of  Securities
                             Underlying Unexercised
                             Options at FY-End
                         Exercisable      Unexercisable

James W. Bernau            15,000(3)         -0-
                           75,000 (1.65)     -0-
                            1,500 (1.81)     -0-


                              Value of Unexercised
 Name                         In-the-Money Options
                              at FY-End(2)
                         Exercisable      Unexercisable

James W. Bernau            $26,435            -0-

______________________________
(1) The value realized is based on the difference between the market price at the time of exercise of the options and the applicable exercise price.

(2) Options are "in the money" at the fiscal year-end if the fair market value of the underlying securities on such date exceeds the exercise price of the option. The amounts set forth represent the difference between the fair market value of the securities underlying the options on December 31, 1999 ($1.94 per share based on the NASDAQ closing price for the Company's Common Stock on that date), and the exercise price of the option ($1.65 per share), multiplied by the applicable number of options.

(3) Represents a 15,000 share warrant exercisable at $3.42 per share issued to Mr. Bernau in 1992. See "Certain Transactions".

Director Compensation

The members of the Company's Board of Directors do not receive cash compensation for their service on the Board, but are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings. Under the Company's Stock Incentive Plan adopted by the shareholders in 1992 and further amended by the shareholders in 1996, beginning in 1997 an option to purchase 1,500 shares of Common Stock was granted to each Director for service on the Board during the year. In addition, each director receives 50 shares of Common Stock for each Board or committee meeting attended.



Section 16 Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act") requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) reports they file. Based on reports filed by such persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of the Company's Common Stock have been complied with for 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 1999 and 1998, the Company purchased grapes from Elton Vineyards for $62,068 and $77,097 respectively. Betty M. O'Brien, a Director of the Company, is a principal owner of Elton Vineyards.

On December 3, 1992, James W. Bernau borrowed $100,000 from the Company. The loan is secured by Mr. Bernau's stock in the Company, and is payable, together with interest at a rate of 7.35% per annum, on March 14, 2009. At December 31, 1999, the outstanding balance of the loan was $48,204 including accrued interest.

The Company believes that the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors, and principal shareholders will be approved by a disinterested majority of the members of the Affiliated Transactions Committee of the Company's Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

SECURITY OWNERSHIP OF CERTAIN  BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of April 17th, 2000 by (i) each person who beneficially owns more than 5% of the Company's Common Stock (ii) each Director of the Company (iii) each of the Company's named executive officers, and (iv) all directors and executive officers as a group.

                                             Shares Beneficially Owned
                                             Number of      Percent of
                                               Shares    Outstanding
Stock

James W. Bernau    President/CEO, Chair of the Board
2545 Cloverdale Road                          941,354 (1)        22.1%
Turner, OR  97392

James L. Ellis     Secretary,  Director
7850 S.E. King Road                            41,380 (2)         **
Milwaukie, OR  97222

Delna L. Jones, Director
PO Box 5969                                     4,900 (3)         **
Aloha, OR  97006

Betty M. O'Brien, Director
22500 Ingram Lane NW                           10,800 (4)         **
Salem, OR  97304

Stan G. Turel, Director
13909 S.E. Stark Street                       127,885 (5)           3%
Portland, OR  97233



All Directors and executive                 1,126,469            26.5%
officers as a group and persons owning
5% or more as a group (5 persons)
_________________________
**         Less than one percent.

(1) Includes 15,000 shares issuable upon the exercise of an outstanding warrant and 78,000 shares issuable upon the exercise of options
(2) Includes 36,280 shares issuable upon the exercise of options.
(3) Includes 3,800 shares issuable upon the exercise of options.
(4) Includes 7,000 shares issuable upon the exercise of options.
(5) Includes 6,000 shares issuable upon the exercise of options
(6) Includes 3,000 shares issuable upon the exercise of options



APPROVAL OF AMENDMENT NO. 2 TO THE COMPANY'S ARTICLES OF INCORPORATION

From time to time, the Board of Directors considers whether the Company should raise additional capital through the issuance of debt or shares of its capital stock. Currently, the Company is authorized to issue only shares of common stock.

To secure such capital, the Company could issue additional shares of its common stock. It could also issue shares of preferred stock. It also could issue additional debt, which may or may not be convertible into shares of stock.

While the Board would be willing to consider any transaction structure that accomplishes the Company's goals and is also fair to the shareholders, the Company's options are constrained by the fact that the Company does not have any authorized shares of preferred stock. This constraint may be important because the Board believes new investors may require preferred stock in exchange for an investment in the Company.

As suggested by its name, preferred stock carries with it certain rights and preferences relative to the common stock. For example, preferred stock often carries with it a liquidation preference. That is if the Company is liquidated, the holders of preferred stock are entitled to be paid a stated amount (usually the amount they paid for their shares of preferred stock) before proceeds may be distributed to the holders of common stock. Similarly, preferred stock often carries a dividend preference that requires payment of a dividend at a stated rate (e.g., 8% per annum) before dividends may be paid to common shareholders.
Other rights may include the right to require the Company to redeem the preferred stock at a certain price and by a certain date as well as the right to elect one or more directors. Preferred stock is often convertible into shares of common stock at a stated conversion price, which is typically the price paid by the preferred shareholder (thus, the shares of preferred stock start out being convertible on a one-to-one basis into common stock) but which may be adjusted downward (and thus the shares of preferred stock become convertible into more shares of common stock) under certain events, including the subsequent issuance of stock by the Company at prices less than the conversion price.

At this time, the Board does not know what rights and preferences may be required for preferred stock in order to be able to secure additional capital for the Company. In order to be able to accommodate the Company's potential need to issue preferred stock while not being able to specify the exact rights and preferences at this time, the Board is recommending to the shareholders that they approve an amendment to the Company's Articles of Incorporation. This amendment would allow the Company to issue up to ten million (10,000,000) shares of preferred stock in one or more series with such rights and preferences as a majority of the outside directors shall determine. By giving the outside directors the authority to establish the rights and preferences of the preferred stock, the Company can negotiate the best terms it can from an investor. By requiring the outside directors, i.e., those directors not employed by the Company as officers, to approve the rights and preferences, the shareholders are protected from the insiders negotiating terms and conditions that are not fair to the common shareholders.

The Board believes it is in the best interests of the Company and its shareholders to have the flexibility in the Company's capital structure to enable the Company to raise additional funds in an efficient and equitable manner. The Board believes that authorizing the preferred stock as outlined above gives the Company the flexibility it needs to be able to raise additional funds when it needs to and on terms that are acceptable to the investors and shareholders. For these reasons, the Board of Directors unanimously recommends a vote FOR the proposal to approve the amendment. A copy of the proposed amendment is attached to this Proxy Statement as Attachment A.

Unless otherwise indicated, properly executed proxies will be voted in favor of the approval of the amendment. The amendment will be approved, assuming the existence of a quorum, if a majority of the shares of common stock entitled to vote at the meeting vote in favor. Abstentions and non-votes have the effect of a vote against the proposal.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed PricewaterhouseCoopers LLP to act as independent auditors for the Company for the year ending December 31, 2000, subject to ratification of such appointment by the Company's shareholders. PricewaterhouseCoopers, LLP was the Company's independent auditor for the fiscal year which ended December 31, 1999.

Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of PricewaterhouseCoopers LLP to audit the books and accounts of the Company for the fiscal year ending December 31, 2000. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

A representative of PricewaterhouseCoopers LLP has been invited to attend the Annual Meeting at his own expense and will be given an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR this proposal.


DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Any shareholder proposal intended for inclusion in the proxy statement and form of proxy relating to the Company's 2001 annual meeting of shareholders must be received by the Company not later than February 24, 2001, pursuant to the proxy soliciting regulations of the Securities and Exchange Commission (the "SEC"). Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and form of proxy for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 2000 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.


COST OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, who will not be specially compensated for such activities.


ADDITIONAL INFORMATION

A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1999 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-KSB with the Securities and Exchange Commission. Shareholders may obtain, free of charge, a copy of the Form 10-KSB by writing to James L. Ellis, Secretary, Willamette Valley Vineyards, Inc., 8800 Enchanted Way S.E., Turner, Oregon 97392. Or they may access a copy through links provided on the Company's web site: www.wvv.com.

                         By Order of the Board of Directors,




                         James W. Bernau
                         Chairperson of the Board
Turner, Oregon
April      2000



                               Attachment A
                   Proposed amendment No. 2 to the Company's
                          Articles of Incorporation



Article II of the Article of Incorporation, as amended, shall be amended to read as follows:

      A. Authorized Shares.    The aggregate number of shares which the
         Corporation shall have the authority to issue is 20,000,000, of which 10,000,000 shall be designated Common Stock and 10,000,000 shall be designated Series A Preferred Stock.

      B. Preferred Stock.    The Board of Directors is authorized,
         subject to limitations prescribed by the Oregon Business Corporation Act, as amended from time to time (the Act"), and by the provisions of this Article, and with the approval of a majority of the outside directors, to provide for the issuance of shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each series and to determine the designations, relative rights, preferences and limitations of the shares of each series. The authority of the Board of Directors with respect to each series includes determination of the following:

            1. The number of shares in and the distinguishing designation of that series;

            2. Whether shares of that series shall have full, special, conditional, limited or no voting rights, except to the extent otherwise provided by the Act;

            3. Whether shares of that series shall be convertible and the terms and conditions of the conversion, including provision for adjustment of the conversion rate in circumstances determined by the Board of Directors;

            4. Whether shares of that series shall be redeemable and the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions or at different redemption dates;

            5. The dividend rate, if any, on shares of that series, the manner of calculating any dividends and the preferences of any dividends;

            6. The rights of shares of that series in the event of voluntary or involuntary dissolution of the Corporation and the rights of priority of that series relative to the Common Stock and any other series of Preferred Stock on the distribution of assets on dissolution; and

            7. Any other rights, preferences and limitations of that series that are permitted by law to vary.



























                            Annual Report to Shareholders

                               DESCRIPTION OF BUSINESS


Willamette Valley Vineyards, Inc. (the "Company") was formed in May 1988 to produce and sell premium, super premium and ultra premium varietal wines (i.e., wine which sells at retail prices of $3 to $7, $7 to $14 and over $14 per bottle, respectively). Willamette Valley Vineyards was originally established as a sole proprietorship by Oregon winegrower Jim Bernau in 1983. The Company's wines are made from grapes grown at its vineyard (the "Vineyard") and from grapes purchased from other nearby vineyards. The grapes are crushed, fermented and made into wine at the Company's winery (the "Winery") and the wines are sold principally under the Company's Willamette Valley Vineyards label. The Company's Vineyard and Winery are located on 75 acres of Company-owned land adjacent to Interstate 5, approximately two miles south of Salem, Oregon.

The Company owns 50 acres of planted vineyards - 42 producing acres and 8 acres in development, which includes a grafting to 8 acres to Pinot Noir in 1999. In April 1997, the Company acquired 100 percent of the outstanding stock of Tualatin Vineyards, Inc. (TVI), adding 83 acres of producing vineyard, 60 more plantable acres and an additional 20,000 cases of wine making capacity.

In December 1999, the Company sold one parcel of three parcels offered for sale at its Tualatin Estate Vineyard. The Company entered into an agreement with the new owners to lease back the land for farming the grapes for use in the Company's Estate bottling program. The final purchase price paid was $1,500,000 for the 80 acre parcel. The lease is for twenty years with three 5 year renewals at the Company's option.
The Company continues to offer the two remaining properties and equipment on the same type of sale/leaseback arrangement. One parcel contains 75 acres priced at $808,700 and the last parcel, which contains the Tualatin Estate winery plus 115 acres, is priced at $1,825,000.

The Company also leased O'Connor Vineyards on a ten-year contract adding an additional 54 producing acres. All of these highly regarded vineyards are within the Willamette Valley Appellation.

Products
Under its Willamette Valley Vineyards label, the Company currently produces and sells the following types of wine in 750 ml bottles: Pinot Noir, the Company's flagship and its largest selling varietal in 1999; Chardonnay, Pinot Gris, Riesling, Gewurztraminer and Oregon Blossom (blush blend). As a convenience to our restaurant customers, the Company produces some of its products in larger sized packages.

The Company currently produces and sells small quantities of Oregon's Nog (a seasonal holiday product) and Edelweiss under a "Made in Oregon Cellars" label.

In November 1998, the Company released a new label under the Griffin Creek brand name. This represents a joint effort between the Company and Quail Run Vineyards to develop a new brand of wines from the Southern Oregon growing region. Currently, the Company has several varieties under this label; Merlot, Syrah, Pinot Gris, Chardonnay, Viognier, and Pinot Noir.

Vineyard
The Property.     The Company's estate vineyard at the Turner site
currently has 50 acres planted and 37 acres, producing which includes 17 acres of Pinot Noir and 8 acres of Riesling grape vines planted in 1985, which were grafted to Pinot Noir in 1999. The Company planted 8 acres of Pinot Gris vines in May 1992 and 6 acres of Chardonnay (Espiguette clone) vines in 1993. In 1996, the Company planted its remaining 11 acres in Chardonnay (Dijon clones) and Pinot Gris. Grapevines do not bear commercial quantities until the third growing season and do not become fully productive until the fifth to eighth growing season. Vineyards generally remain productive for 30 to 100 years, depending on weather conditions, disease and other factors.

The Vineyard uses an elaborate trellis design known as the Geneva Double Curtain. The Company has incurred the additional expense of constructing this trellis because it doubles the number of canes upon which grape clusters grow and spreads these canes for additional solar exposure and air circulation. Research and practical applications of this trellis design indicate that it will increase production and improve grape quality over traditional designs.

The purchase of Tualatin Valley Vineyards, Inc. in April of 1997 (including the subsequent sale-leaseback of a portion of the property in December 1999) added 83 acres of additional producing vineyards and some 60 acres of bare land for future plantings. In 1997, the Company planted 19 acres at the Tualatin site and planted another 41 acres in 1998, the majority being Pinot Noir which is the Company's flagship varietal. All of the new planting will be available to harvest in the next three to five years.

Also in 1997, the Company entered into a 10 year lease with O'Connor Vineyards (54 acres) located near Salem to manage and obtain the supply of grapes from O'Connor Vineyards.

The Company now controls 247 acres (including 41 planted in 1998) of vineyard land. At full production, these vineyards should enable the Company to grow approximately 30% of the grapes needed to meet the Winery's ultimate production capacity of 298,000 gallons (124,000 cases).

Grape Supply.     In 1999, the Company's 37 acres of producing estate
vineyard yielded approximately 100 tons of grapes for the Winery's eleventh crush. Tualatin Vineyards produced 201 tons of grapes in 1999. O'Connor Vineyards produced 114 tons of which about 16% were sold to other wineries because of previous commitments. In 1999, the Company purchased an additional 969 tons of grapes from other growers. The Company expects to produce 205,420 gallons in 2000 (86,402 cases) from its 1999 crush. The Winery's 1999 total wine production was 192,739 gallons (81,068 cases) from its 1998 crush. The Vineyard cannot and will not provide the sole supply of grapes for the Winery's near-term production requirements. The Company has also entered into grape purchase contracts with certain directors of the Company or their respective affiliates. See Proxy Statement: "CERTAIN TRANSACTIONS".

The Company fulfills its remaining grape needs by purchasing grapes from other nearby vineyards at competitive prices. The Company believes high quality grapes will be available for purchase in sufficient quantity to meet the Company's requirements except in the Pinot Noir varietal, where there is increasing demand. The grapes grown on the Company's vineyards establish a foundation of quality upon which the purchase of additional grapes is built. In addition, wine produced from grapes grown in the Company's own vineyards may be labeled as "Estate Bottled" wines. These wines traditionally sell at a premium over non-estate bottled wines.

Winery
Wine Production Facility.     The Company's Winery  is structurally
capable of producing up to 250,000 gallons (104,000 cases) of wine per year, depending on the type of wine produced. With the addition of Tualatin Vineyards, the Company added 50,000 gallons (20,000 cases) of capacity. With the purchase of Tualatin Vineyards, Inc., the Company added 20,000 square feet of additional production capacity. Although the Tualatin facility was constructed over twenty years ago, it will add 20,000 cases of wine production capacity to the Company which the Company felt at the time of purchase was needed. However due to lower sales forecasts of higher priced wines, the facility is not needed at this time. The Company decided to move current production to its Turner site to meet short-term production requirements. The capacity at Tualatin is still available to the Company to meet any future production expansion needs.

Beginning with the Company's first vintage in 1989, the Company's annual grape harvest and wine production are as follows:

                Tons of
Crush           Grapes         Production              Case
Year            Crushed        Year                    Equivalents
_____           __________     ___________             ____________
1989               203
1990               206            1990                  13,200
1991               340            1991                  13,400
1992               565            1992                  22,100
1993               633            1993                  38,237
1994               590            1994                  41,145
1995               885            1995                  40,411
1996              1290            1996                  53,693
1997              1426            1997                  91,793
1998              1109            1998                  77,064
1999              1383            1999                  81,068

The quantity of grapes crushed in 1997 does not include 228 tons of grapes that were purchased and resold on the open market because the Company had contracted for more grapes than were needed. The Company was unable to sell approximately 270 tons of grapes before crush; this tonnage convert to 44,000 gallons of bulk wine which the Company sold in 1998.

Company Strategy

As one of the largest wineries in Oregon, the Company believes its success is dependent upon its ability to: (1) grow and purchase high quality vinifera wine grapes; (2) vinify the grapes into premium, super premium and ultra premium wine; and (3) achieve significant brand recognition for its wines, first in Oregon and then nationally and internationally. The Company's goal is to continue as one of Oregon's largest wineries, gaining a reputation for producing some of Oregon's finest, most sought after wines.

Based upon several highly regarded surveys of the US wine industry, the Company believes that successful wineries exhibit the following four key attributes: (i) focus on production of high-quality premium, super premium and ultra premium varietal wines; (ii) achieve brand positioning that supports high bottle prices for its high quality wines;
(iii) build brand recognition by emphasizing restaurant sales; and (iv) develop strong marketing advantages (such as a highly visible winery location and successful self-distribution).

The Company has designed its strategy to address each of these attributes.

To successfully execute this strategy, the Company has assembled a team of accomplished winemaking professionals, and has constructed and equipped a 22,934 square foot state-of-the-art Winery and a 12,500 square foot outdoor production area for the crushing, pressing and fermentation of wine grapes.

The Company's marketing strategy is to sell its premium, super premium and ultra premium cork finished wine through a combination of (i) direct sales at the Winery, (ii) self-distribution to local and regional restaurants and retail outlets, and (iii) sales through independent distributors and wine brokers who market the Company's wine in specific targeted areas where self-distribution is not economically feasible. Most of the Company's wines are sold under its Willamette Valley Vineyards label.

The Company believes the location of its Winery next to Interstate 5, Oregon's major north-south freeway, significantly increases direct sales to consumers and facilitates self-distribution of the Company's products. The Company believes this location provides high visibility for the Winery to passing motorists, thus enhancing recognition of the Company's products in retail outlets and restaurants. The Company's Hospitality Center has further increased the Company's direct sales and enhanced public recognition of its wines.



MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


The Company's Common Stock is traded on the Nasdaq Small Cap Market under the symbol "WVVI". As of April 3, 1999 there were 3,237 holders of record of the Common Stock.

The table below sets forth for the quarters indicated the high and low sales prices for the Company's Common Stock as reported on the Nasdaq Stock Market. The Company's Common Stock began public trading on
September 13, 1994.


                             Quarter Ended
          3/31/99       6/30/99       9/30/99         12/31/99
High      $2.13         $2.13         $2.25           $2.50
Low       $1.50         $1.57         $1.63           $2.00

                             Quarter Ended

          3/31/98       6/30/98       9/30/98         12/31/98
High      $1.94         $3.63         $2.88           $2.25
Low       $1.38         $1.56         $1.75           $1.50

The Company has not paid any dividends on the Common Stock, and it is not anticipated that any dividends will be paid by the Company in the foreseeable future.


MANAGEMENT'S DISCUSSION AND ANALYSIS

Forward Looking Statement

This Management's discussion and Analysis of Financial Condition and Results of Operation and other sections of this Form 10KSB contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, for example, statements regarding general market trends, predictions regarding growth and other future trends in the Oregon wine industry, expected availability of adequate grape supplies, expected positive impact of the Company's Hospitality Center on direct sales effort, expected positive impacts on future operating results from restructuring efforts, expected increases in future sales,and expected improvements in gross margin. These forward-looking statements involve risks and uncertainties that are based on current expectations, estimates and projections about the Company's business, and beliefs and assumptions made by management. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to: availability of financing for growth, availability of adequate supply of high quality grapes, successful performance of internal operations, impact of competition, changes in wine broker or distributor relations or performance, impact of possible adverse weather conditions, impact of reduction in grape quality or supply due to disease, impact of governmental regulatory decisions, and other risks detailed below as well as those discussed elsewhere in this Form 10KSB and from time to time in the Company's Securities and Exchange Commission filing and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions.


Overview

Results of Operations

The Company continues to implement its five year plan developed following the return in September, 1997, of the Company's Founder, Jim Bernau, as operator of the business. Management is implementing its plan to reduce its bank debt and payables, and improve its cash position.

Wine Quality

The Company's wine ratings are the highest in its history. In the June 30, 1999 issue, The Wine Spectator magazine gave the Willamette Valley Vineyards 1997 Late Harvest Viognier a "93" with senior editor Harvey Steiman calling it a "stunner". The Tualatin Estate 1997 Late Harvest Gewurztraminer received a "90" from the Wine Spectator's June 30, 1999, issue. Also, the Griffin Creek 1996 Merlot received a "91" from the Wine Spectator's May 31, 1999, issue. The magazine rated the Merlot the top scoring red from Oregon in 1999.

The Willamette Valley Vineyard 1996 Founders' Reserve Chardonnay won the "Best of the Best" award at the Northwest Wine Summit held at Timberline Lodge in May 1999, and the 1996 Estate Chardonnay was rated a "90" by Wine Enthusiast magazine in the February 1999 issue. The 1998 Tualatin Estate Semi-Sparkling Muscat received a Double Gold at the San Francisco International Wine Competition in July, 1999, and gold medals at the Los Angeles County Fair in June, 1999, and Grand Harvest Awards in January 1999, sponsored by Vineyard & Winery magazine. The editor of the Wine Spectator wrote a feature story in the February 1999, issue about our Semi-Sparkling Muscat and how Joe Dobbes, our winemaker, pioneered the style. The 1998 Muscat received a score of "89" from the Wine Spectator.

The Griffin Creek 1997 Pinot Noir won the Gold medal for its variety at the 1999 Dallas Morning News Competition in Texas and was named one of the best of the vintage at Atwaters' (a premier Oregon restaurant), Annual Pinot Noir Dinner in Portland, Oregon.

The Beverage Testing Institute, which provides ratings to Epicurious, the website for Gourmet and Bon Appetite magazines gave our new release, the 1997 Griffin Creek Merlot a "91" rating in July 1999. Whereas the Company was previously known for its great values and "Best Buys", it is now receiving recognition for more expensive wines. The most significant review was the annual review in 1998 of Oregon Pinot Noirs by Clive Coats, Master of Wine and Publisher of the "The Vine" where he rated the Company's first release of its 1996 Signature Cuvee as the leading Pinot Noir of the 1996 Oregon vintage.

Sales

Revenues on the sale of finished wine were up 3% in 1999 from the previous year. Unit sales were down 6% due to price increases, discontinuing higher velocity lower priced, lower margin wines and the introduction of new brands and products at higher prices and margins. Expenses were higher due to the costs related to making these changes. Management expects to incur additional brand and new product introduction costs in the year 2000 with the prospect of achieving higher average margins on sales over time.

The price increases, which went into effect September of 1998 resulted in a substantial purchases of product by the Company's distributors before the price increases went into effect in the third Quarter of 1998. These higher prices were eventually reflected into the trade, at the retailer level beginning in April of this year. For our vintage line, particularly Pinot Noir, Pinot Gris, and Chardonnay, out-of-state sales to the retail customer slowed significantly following the price increases.

We believe sales incentive programs to encourage distributor sales representatives to present the Company's products resulted in higher sales in the Fourth Quarter of 1999 with some short term sacrifice in gross margin.

The Griffin Creek brand, the Company's new and most expensive wines, is selling at a rate of 147% ahead of plan and has been placed on allocation to distributors and accounts. The production of these wines is growing. Since 1997, the Griffin Creek label has produced 1,460 cases from its 1996 vintage, 3,457 cases from its 1997 vintage, and 8,790 cases from its 1998 vintage.

The new estate grown brand, Tualatin Estate, is also experiencing higher than budgeted sales for its Gewurztraminer, Pinot Blanc, and Semi-Sparkling Muscat. The 1997 Tualatin Estate Pinot Noir was poured at this year's International Pinot Noir Celebration where Decanter magazine wrote, "Tualatin, one of Oregon's oldest vineyards, has returned to top form with its 1997 bottling". This wine is now limited to Tasting Room sales. The re-introduction of the vineyard's Pinot Noir to the general market will be with the 1998 vintage scheduled for May 2000 release.

The Company is experiencing higher costs for winegrapes, vineyard and production labor. Higher grape costs are a result of the lower 1998 harvest yield and higher prices required by growers due to increased demand for winegrapes. Higher vineyard costs are resulting from an unfavorable vineyard lease which the Company entered into in early 1997 and additional effort expended in the vineyard to improve winegrape quality. Higher production costs are resulting from additional qualified staffing to make high quality wines and improvements in packaging to project the quality changes in the wine. Management expects these costs to hold down increases in gross margin until sales volume of the higher quality and margin wines increase significantly.

Competitive pressure is also affecting gross margins. One large Oregon winery has dropped the price of their Pinot Gris significantly due to the volume they produced causing the Company to lose some sales of its Pinot Gris and respond by reducing margins. One large Washington producer has increased their Riesling sales activities in Oregon with a significantly lower priced product, causing the Company to respond by reducing margins on its Riesling.

Wine Inventory
We currently have a substantial inventory of premium, super premium, and ultra premium wines like Riesling, Vintage Pinot Noir, and Single Vineyard Designated Pinot Noir. Of course, there are many factors that will affect our successful marketing of this wine, including whether the wines maintain their quality through the time they are sold and consumed, whether consumers will continue to enjoy these varieties and to be willing to pay higher prices for these wines, whether increased supply of these types of wines from us and other sources will put downward pressure on prices, whether consumer tastes will shift to varieties not produced by the Company, as well as other factors, many of which we cannot control. In addition, factors that affect our ability to operate profitably and implement our sales and marketing strategy may affect our ability to successfully market these wines. If we can successfully address these factors and their affects, however, we believe we can profitably market these wines. For example, the table below shows the potential revenue from the sales of these wines if we could have sold these wines in 1998 and 1999 at the then-prevailing prices. While there can be no assurance that we would have been able to sell these wines for the prices assumed in 1998 and 1999, that the prices set forth in the table will be maintained in subsequent years of that even if marketed at these prices, the wines will be profitable, we believe the table below gives some indication of the value of these wines.


                                 Cases                Revenue @ FOB
                           @1998    @1999        @1998         @1999
Willamette Valley Vineyards
Founders Pinot Noir        4,292    5,890    $ 755,392      $ 1,036,640
Vineyard Designate
   Pinot Noir              3,311    5,929    $ 794,640      $ 1,660,120
Signature Pinot Noir       1,678    1,995    $ 570,520      $   718,200
Chardonnay Vintage
 Series                    6,928    8,154    $ 616,592      $   725,706

Pinot Noir Vintage
   Series                 16,094   20,930    $1,625,494     $ 2,365,090
Pinot Gris                 4,710    6,929    $  386,220     $   637,468

Griffin Creek Label
Merlot                       498      335    $   62,748     $    42,210
Syrah                          0      201             0     $    22,713
Pinot Noir                   148    2,472    $   16,724     $   279,336
Pinot Gris                   845      708    $   84,500     $    82,128

Tualatin  Estate Label     7,393    8,700    $  650,584     $   765,600

Total                     45,897   62,243    $5,563,414     $ 8,335,211



Debt Reduction

In order to reduce depreciation and interest charges and increase cash available, in the third quarter of 1999 the Company embarked on a plan to sell its Tualatin Estate assets and lease back on a long term basis what the Company needed. This necessitated purchasing adjoining property to permit the division of the land into three marketable parcels. These parcels are called Mt. Hood Estate (78 acres) with 63 acres of new vines, Meadow View Estate (75 acres) with 23 acres of mature vineyard, and the Winery Estate (115 acres) with 54 acres of mature vineyard and the winery related buildings. The total aggregate asking price for these parcels is $4.2 million.

The purchase of 33 adjoining acres was completed by July 1999, and financed, in part, by thinning timber out of the remote wooded areas of the property. As a result of this property addition, the plantable acreage at Tualatin Estate has increased to 37 acres. Eighty (80) acres of mature vines were acquired at the time of purchase in April 1997. An additional 63 acres were planted in 1997 through 1999. There is now a total of 180 acres of vines and plantable acreage at Tualatin Estate.

The Company has completed the sale of one of the parcels for $1.5 million. Management is actively advertising the winery's availability in the Wine Spectator and Wine Enthusiast magazines and fielding questions from callers and visitors. The plan for the Winery Estate is selling the property and lease back the vineyards and the winery buildings the Company needs to operate the winery as a joint venture when the Company needs additional capacity or failing to sell the property, hold it for future use if needed. In any event, the wine grapes from the property are needed for the Company production needs. By leasing back the vineyards on a long term basis, the Company has the benefit of controlling winegrape quality and growing costs.

Seasonal and Quarterly Results.

Seasonal and Quarterly Results.    The Company has historically
experienced and expects to continue experiencing seasonal fluctuations in its revenues and net income. In the past, the Company has reported a net loss or modest net income during its first quarter and expects this trend to continue in future first quarters, including the first quarter of 2000. Sales volumes increase progressively beginning in the second quarter through the fourth quarter because of consumer buying habits.

The following table sets forth certain information regarding the Company's revenues from Winery operations for each of the last eight fiscal quarters:

                 Fiscal 1999 Quarter Ended    Fiscal 1998 Quarter Ended
                        (in thousands)               (in thousands)
                 3/31   6/30   9/30   12/31   3/31   6/30   9/30   12/31
Tasting room and
retail sales     $150   $227   $294   $302    $155   $224   $274   $284
On-site and off-site
festivals         114     86    135    168     118    108    132    207
In-state sales    416    497    627    872     426    575    530    747
Bulk/Grape sales   17     13      7     32     235     88      0    131
Out-of-state
sales             458    451    631    629     437    500    811    376
Total winery
revenues        1,155  1,274  1,694  2,003   1,371  1,495  1,747  1,745

Period to Period Comparisons

Revenue.    The following table sets forth, for the periods indicated, select revenue data from Company operations:

                                            Year Ended December 31
                                                (in thousands)
                                          1999        1998        1997
Tasting room and retail sales            $ 973      $  937       $ 868
On-site and off-site festivals             503         565         500
In-state sales                           2,412       2,278       2,158
Bulk /Grape Sales                           69         454         465
Out-of-state sales                       2,169       2,124       1,935
Revenues from winery operations         $6,126      $6,358      $5,926

Less Excise Taxes                          212         226         212

Net  Revenue                            $5,914      $6,132      $5,714

1999 Compared to 1998

Tasting room sales for the year ended December 31, 1999 increased 4% to $973,028 from $936,585 for the same period in 1998. In 1996 and early 1997 the previous management allowed the Wholesale Division to sell wine that in previous years has been exclusively sold in the tasting room.
In 1998, the Company returned to the practice of selling certain exclusive wines in the tasting room at higher profit margins. The tasting room had additional higher value products added in 1998. Specifically, a Founders' Pinot Noir, a Merlot from Griffin Creek and a Founder Reserve Cabernet were available to the customers at higher average prices. In 1999, the tasting room added a Syrah and Viognier from Griffin Creek along with a Signature Cuvee Pinot Noir from the Winemaker and several Vineyard Designate Pinot Noirs, all retail at over $35 per bottle. The Company has made an effort to build its brand by the offering these higher quality wines in the tasting room. The Company experienced an increase in revenue during 1999 in Hospitality rental income of $227,452 (included in the tasting room and retail sales category) over $209,856 in the same period in 1998.

On-site and off-site festival sales and telephone sales for the year ended December 31, 1999 decreased 11% to $502,960 from $564,828 for the same period in 1998. The Company had a decrease in its sales by phone solicitation from $252,000 in 1998 to $183,000 in 1999. The Company eliminated several on and off-site festivals by analyzing each event to determine if the event was going to return a certain profit percentage. The Company eliminated all on-site and off-site events which were not profitable.

Wholesale sales in the state of Oregon for the year ended December 31, 1999, through the Company's independent sales force, increased 6% to $2,412,266 from $2,277,676 for the same period in 1998. This increase is not as significant as in previous years due to the 1998 price increases, but the Company still maintains a strong presence in its own home state. A large retailer, remains the largest in-state customer of the Company. The sales to retailer were $639,000 in 1999, up from $463,000 in 1998. The Company's first sales to this retailer were a two-pack White Riesling. Since then, the Company has expanded it products to include higher-priced higher-profit Founders Reserve Chardonnay, Barrel Select Pinot Noir and Griffin Creek Merlot. Beginning July 1, 1998, the Company increased the price of its wine by an average of 8% in state. The Company's average sales price increased due to its successful introduction of its higher-priced, higher-margin Griffin Creek product line. However, this was offset by a decrease in the number of cases sold in Oregon. For the year 1999, the total number of cases sold was 30,440 as compared to 32,412 in 1998. The decrease was related to the elimination of the Company's lower-priced, lower-margin "Oregon Trail and Lot 27/28" Pinot Noir and Chardonnay from its product line. Both of these products were replaced by the Company's Vintage series in the grocery stores and restaurants throughout Oregon.

The Company contracted in early 1997 for more grapes than needed to meet the revised sales forecasts in the next few years. The Company sold some of its own grapes and some of its contracted grapes for $465,030 in 1997 and $454,281 in 1998. It sold approximately $22,000 of grapes under contract in 1999.

Out-of-state sales for the year ended December 31, 1999, increased 2% to $2,168,897 from $2,124,826 for the same period in 1998. The Pinot Noir variety led sales in 1999. The total cases sold decreased from 26,921 cases in 1998 to 22,637 cases in 1999. The Vintage and Whole Cluster Pinot Noir products decreased in case sales 14% in 1999 over 1998 yet the revenue only decreased 3% between the two years. Pinot Noir, which now constitutes about one-third of the Company's production, is among the fastest growing wine varietals. Positive press, regarding the healthful use of wine, continues to stimulate demand. The Company expects demand for its wines to continue to increase. However, the Company notes that new formidable entries into the Oregon wine industry from out of state will increase competition and put additional pressure on Pinot Noir grape supplies.

In 1999, vintage Chardonnay sales to distributors decreased from 2,813 cases in 1998 to 2,112 cases in 1999. A large part of the decrease was due to favorable pricing offered to distributors to reduce the Company's excess inventory in 1998.

The total excise taxes collected in 1999 were $211,824 as compared to $225,842 in 1998. Before 1996, excise taxes were included in the "selling, general, and administrative expenses". Sales data in the discussion above is quoted before the exclusion of excise taxes.

Gross Margin

As a percentage of net revenue (i.e., gross sales less related excise taxes), gross margin for all winery operations was 54% for fiscal year 1999 as compared to 50% for 1998. The sales of bulk juice and grapes at harvest at a slim margin reduced the gross margin in 1998. After adjusting for these sales, the gross margin would be 54% in 1999 as compared to 54% in 1998. Even though the average sales price increased in 1999 as compared to 1998, the gross margin remained the same for both periods. The Company has seen significant rises in the cost of grapes, packaging and labor cost in the past several years.

Selling, general, and administrative expenses for the year ended December 31, 1999, increased to $2,901,594 compared to $2,694,488 for the same period in 1998. As a percentage of revenue from winery operations, the selling, general, and administrative expenses were 49% in 1999 as compared to 44% in 1998. The selling, general, and administrative expenses increased 6% in 1999 against expenses recorded in 1998.

The largest part of the increase in expenses in 1999 over 1998 was the addition of several key managers in 1999. West Coast and East Coast Sales Managers were hired to bring about a change in the Company's sales management team. Beginning in 1999, the Company changed its sales force from shareholder-commissioned sales agents, who relied solely on selling lower margin product, to a professional sales manager force dividing up the country. As the Company has moved its image to the higher-priced, higher-margin products like Griffin Creek label plus its own vineyard designate series, the Company felt it also needed to change its sales force. Along with these additions, the Company hired a retail manager to boost sales in the retail department.

The Company also incurred some additional expenses in 1999 which did not occur in 1998. Bad debt allowance increased by $24,000 as the Accounts Receivable balance has increased over the past few years. With the sale of one parcel of Tualatin Estate, the Company wrote-off $22,584 which had been capitalized when the Company purchased Tualatin Vineyards, Inc. in 1997. The Company also incurred $16,800 in legal and other expenses evaluating a proposal of merger with a Napa Valley winery. Other income for the year ended December 31, 1999 was $85,963 as compared to $10,013 for the year ended December 31, 1998. This increase was from the sale of timber on its Tualatin Estate land in 1999. Interest income decreased to $7,807 in fiscal year 1999 from $22,967 in fiscal year 1998. Interest expense decreased to $483,723 in fiscal year 1999 from $493,901 in fiscal year 1998.

The provision for income taxes and the Company's effective tax rate were $(22,880) and (20)% in fiscal year 1999 with $(27,581) or (28)% of pre-
tax income recorded for fiscal year 1998.

As a result of the above factors, net income/(loss) decreased to $(92,232) in fiscal 1999 from $(71,980) for the fiscal year of 1998. Earnings per share were $(.02),$(.02),and $.02, in fiscal years 1999, 1998, and 1997, respectively.

1998 Compared to 1997. Tasting room sales for the year ended December 31, 1998 increased 8% to $936,585 from $868,531 for the same period in 1997. The Company has begun to track the buying habits of the customers who visit the tasting room. In the past several years, the Company did not track customers buying habits which means the tasting room did not focus on a targeted group of customers to increase its sales. In 1996 and early 1997 the previous management allowed the Wholesale Division to sell wine that in previous years has been exclusively sold in the tasting room. In 1998, the Company returned to the practice of selling certain exclusive wines in the tasting room at higher profit margins. The tasting room had additional higher value products added in 1998. Specifically, a Founders' Pinot Noir, a Merlot from Griffin Creek and a Founder Reserve Cabernet were available to the customers at higher average price. In 1998, the Company contracted its hospitality and catering services to an outside company. This allowed the Company to reduce one full time position and offer a more complete set of services. The Company experienced an increase in revenue during 1998 in Hospitality rental income (included in the tasting room and retail sales category) over the same period in 1997. The total of rental income and related wine sales was $209,856 in 1998 as compared to $187,257 in 1997. This rental income comes primarily through weddings, business meetings and educational conferences held at the Winery's Hospitality Center.

On-site and off-site festival sales and telephone sales for the year ended December 31, 1998 increased 13% to $564,828 from $500,124 for the same period in 1997. The most significant change in operations for this group was that the Company paid commissions to several employees to solicit sales by phone. The Company increased its sales by phone solicitation in 1998 to $252,000 in 1998 from $132,000 in 1997. The
Company eliminated several on and off site festivals by analyzing each event to determine if the event was going to return a certain profit percentage.

Wholesale sales in the state of Oregon for the year ended December 31, 1998, through the Company's independent sales force, increased 6% to $2,277,676 from $2,157,896 for the same period in 1997. This increase is not as significant as in previous years due to the 1998 price increases but the company still maintains a strong presence in its own home state. A large retailer, remains the largest in-state customer of the Company. The sales to this retailer were $463,000 in 1998, up from $409,000 in 1997. During the last part of 1997, the Company added an in-state sales manager whose main focus was to increase in-state sales. Beginning July 1, 1998, the Company increased the price of its wine by an average of 8% in state. In July and August of 1998, sales decreased 7% and 8% respectively over 1997. In the Fourth Quarter of 1998, sales were down by 10% but the Company expects sales to rebound in 1999. Part of the decrease in sales in the Fourth Quarter was due to the Company's decision to reduce its lower priced Holiday wine. Its sales for this product decreased from nearly 4,000 cases in 1997 to 2,100 cases in 1998.

The Company contracted in early 1997 for more grapes than were needed to meet the revised sales forecasts in the next few years. The Company sold some of its own grapes and some of its contracted grapes for $465,030 in 1997 and $454,281 in 1998.

Out-of-state sales for the year ended December 31, 1998, increased 10% to $2,124,826 from $1,934,877 for the same period in 1997. The Company now sells wine in 39 states. The Pinot Noir variety led sales in 1998. The Vintage and Whole Cluster Pinot Noir products increased in case sales 10% in 1998 over 1997. Pinot Noir, which now constitutes about one-third of the Company's production, is among the fastest growing wine varietals. Positive press, regarding the healthful use of wine, continues to stimulate demand. The Company expects demand for its wines to continue to increase. However, the Company notes that new formidable entries into the Oregon wine industry from out of state will increase competition and put additional pressure on Pinot Noir grape supplies.

In addition, the Company believes the industry in Oregon, Washington, and California will experience crush volumes in future years higher than annual consumption rate increases, thus potentially putting pressure on prices and margins.

For the first half of 1998, out-of-state sales increased 16% over 1997. A large part of the increase was due to favorable pricing offered to distributors to reduce the Company's excess inventory. The May 15, 1998, issue of the Wine Spectator magazine rated the 1996 Willamette Valley Vineyards Chardonnay as a leading "top pick\best buy" in the world class category. The article also quoted Harvey Steiman, editor at large, "Willamette Valley Vineyards, Oregon's second largest winery, is on its way to becoming that state's most reliable producer of widely available wine...The best is yet to come." Based on this endorsement, the Company spent a considerable amount of funds in advertising to project the Company's Chardonnay image as a best value in its class.
The funds were spent to project the Company's brand as a leading brand of Oregon wineries. In the months of May through September, the Company sold 5,722 cases of Vintage Chardonnay as compared to 1,516 cases in the prior year.

Effective September 1st, the Company raised its price to all out-of-state distributors which caused the distributors to make large purchases in August to beat the price increase. The out-of-state revenue in August 1998 exceeded August 1997 by $262,000. The price increase was followed by declining out-of-state revenues in the Fourth Quarter of 1998.

The Company reclassified its income statement to subtract excise taxes from its gross revenue to equal a net revenue since the Company only collects the excise tax on behalf of the Bureau of Alcohol, Tobacco, and Firearms, and Oregon Liquor Control Board. The total excise taxes collected in 1998 were $225,842 as compared to $212,402 in 1997. Before 1996, excise taxes were included in the "selling, general, and administrative expenses". Sales data in the discussion above is quoted before the exclusion of excise taxes.


Gross Margin

As a percentage of net revenue (i.e., gross sales less related excise taxes), gross margin for all winery operations was 50% for fiscal year 1998 as compared to 51% for 1997. The sales of bulk juice and grapes at harvest at a slim margin reduced the gross margin in 1997 and 1998. After adjusting for these sales, the gross margin would be 54% in 1998 as compared to 54% in 1997. The sales of existing Tualatin product at lower margins reduced the margin in 1997 and 1998, as well as, promotional pricing of certain Willamette Valley products to reduce inventory in late 1997 and the first half of 1998. The price increases in July of 1998 for in state customers and September of 1998 for out-of-state customers are expected to increase the gross margin next year.

Selling, general, and administrative expenses for the year ended December 31, 1998, increased to $2,694,488 compared to $2,434,867 for the same period in 1997. As a percentage of revenue from winery operations, the selling, general, and administrative expenses were 44% in 1998 as compared to 43% in 1997. Management has taken significant steps to control expenses in this category in 1998. All key managers are required to review their monthly expenses against budget and make appropriate changes to bring their budgets into balance. The Company employs an "open book" policy as to its accounting records and ensures that key managers and employees understand and can adjust their spending habits as needed.

The largest part of the increase in expenses in 1998 over 1997 was a reserve for the doubtful collection of a $81,000 sale made to the Company's United Kingdom agent in 1997. The agent was involuntarily placed in "administration" in September 1998, a British form of bankruptcy, and has been permitted to emerge from "administration" and continue in business by a vote of the creditors including the Company. The Management continues to make a concerted effort to collect these funds.

Other income for the year ended December 31, 1998 was $10,013 as compared to $19,471 for the year ended December 31, 1997. Interest income increased to $22,967 in fiscal year 1998 from $31,296 in fiscal year 1997. Interest expense increased to $493,901 in fiscal year 1998 from $396,118 in fiscal year 1997. The increase in the interest expense was the result of the Company taking on more long term debt to finance the purchase of Tualatin Vineyards, Inc., plant additional land at Tualatin, and fund increases in inventory.

The provision for income taxes and the Company's effective tax rate were $(27,581) and (28)% in fiscal year 1998 with $52,288 or 44% of pre-tax income recorded for fiscal year 1997.

As a result of the above factors, net income/(loss) decreased to $(71,980) in fiscal 1998 from $67,862 for the fiscal year of 1997. Earnings per share were $(.02), $.02, and $.05 in fiscal years 1998, 1997 and 1996, respectively.

Liquidity and Capital Resources

Willamette Valley Vineyards was originally established as a sole proprietorship by Oregon winegrower Jim Bernau in 1983. The Company was organized on May 2, 1988, and sold its first wine in late April 1990. Prior to April 1990, the Company's working capital and Vineyard development and Winery construction costs were principally funded by cash contributed by James Bernau and Donald Voorhies, the Company's co-founders, and by $1,301,354 in net proceeds received from the Company's first public stock offering, which began in September 1988 and was completed in June 1989 with the sale of 882,352 shares at a price of $1.70 per share pursuant to Federal Regulation A.

Since April 1990, the Company has operated on revenues from the sale of its wine and related products and the net proceeds from three additional stock offerings. The Company's second public stock offering began in July 1990 and was completed in July 1991 with the sale of 731,234 shares at prices of $2.65 and $2.72 per share exclusively to Oregon residents, resulting in net proceeds to the Company of $1,647,233.

In 1992, the Company conducted two stock offerings. The Company commenced an offering on July 18, 1992 which was completed on September 30, 1992, with the sale of 428,216 shares of Common Stock at a price of $3.42 per share and net proceeds to the Company of $1,290,364. On October 2, 1992, as a result of the oversubscription of the first offering in 1992, the Company commenced another offering of Common Stock which was completed on October 31, 1992 with the sale of 258,309 shares at a price of $3.42 per share, resulting in net proceeds to the Company of $775,726.

Cash and cash equivalents increased to $219,041 at December 31, 1999 from $149,401 at December 31, 1998.

Inventories increased 33% as of December 31, 1999, to $6,142,697 from the December 31, 1998 level of $4,601,808. The Company has seen a significant increase in its higher cost wines as its ramps up to improve the quality of its wine and thus the price of its wine as shown below:




                                           In Cases units
                                         12/31/98    12/31/99
Willamette Valley Vineyards
Founders Pinot Noir                        4,292       5,890
Vineyard Designate Pinot Noir              3,311       5,929
Signature Pinot Noir                       1,678       1,995

Griffin Creek Label
Merlot                                       498         335
Syrah                                          0         201
Pinot Noir                                   148       2,472
Pinot                                        845         708

Tualatin  Estate Label                     7,393       8,700

Total                                     18,165      26,230

Property, plant, and equipment, net, decreased 6% as of December 31, 1999, to $6,402,023 from $6,790,985 as of December 31, 1998.

Long term debt decreased to $3,796,509 as of December 31, 1999 from $4,292,948 as of December 31, 1998. This decrease was due to retiring $471,000 of debt when the Company sold one parcel of Tualatin Estate.

The Company has a line of credit from Farm Credit Services with a limit of $2,500,000. As of December 31, 1999 the outstanding balance of the line was $1,685,584 as compared to $1,652,667 in 1998. These funds were used to meet operational expenditures primarily to fund the increase in the inventory. The Company received a new line of credit of $2,500,000 in May of 1999 up $500,000 from the old line of credit. Farm Credit Services has established credit line targets based upon the Company's cash flow plan and will increase the interest rate on the credit line if those targets were not met in August and December of 1999. The Company did not meet its August target but did meet its December target.
Because of this Farm Credit Services also increased their lending rate
 .5% above their base rate for 1999. The Company was not in compliance with 2 of 5 debt covenants, but obtained a waiver letter from Farm Credit Services at December 31, 1999.

Year 2000 Compliance

The Company began to develop its strategy in the first part of 1998 to make itself business ready for the year 2000. Its first step was to make all levels of the Company aware of the basic problems that the Company can expect as the year 2000 approaches. Each month the Company holds an all staff meeting. The Company began to set aside time in each meeting to discuss the problem in detail. The Company has made educational awareness and education a priority in 1999. The Company's small staff makes it easy to communicate with its employees and develop strategy plans.
 .
The Company feels, due to the nature of the winemaking business, most of the critical needs have been fulfilled. The Company tested all temperature control systems for its stainless steel tanks and found no problems on January 1, 2000. As of this date, all computer software and hardware is fully operational and the Company sees no need to expend any additional financial resources to upgrade any of its systems. All vendors and suppliers have met their deadlines and the Company has not witnessed any interruption of productions. All customers have responded in a positive matter thus alleviating any need to change our current distribution method.




                         FINANCIAL HIGHLIGHTS
                 (in thousands, except for per share amounts)

                       Year ended December 31
   1999      1998     1997     1996     1995    1994    1993     1992
______________________________________________________
Revenue from winery operations
 $5,914    $6,132   $5,714   $4,235   $3,638  $2,869  $2,264   $1,818

Net income (loss)
    (92)      (72)      68      170        6     170     116       19

Net income (loss) per share
   (.02)     (.02)     .02      .05      .00     .04     .03      .01

Weighted average number of common shares outstanding
  4,253     4,233    4,104    3,785    3,785   3,785   3,784    3,350

As of December 31
   1999      1998     1997     1996     1995    1994    1993     1992
______________________________________________________
Selected balance sheet data:

Working capital
 $3,115    $2,515   $2,471   $2,696   $1,981  $1,661  $2,333   $2,472
Total assets
 15,026    14,391   13,946   10,264    8,340   6,881   6,677    6,076
Long-term debt
  3,797     4,293    4,044    3,170    2,008     889     910      440
Shareholders' equity
 6,978      7,035    7,105    5,628    5,458   5,451   5,278    5,180



(Graphs unavailable for transmission so the following is a replacement narrative.)

WVV Assets & Equity Growth
In 1997 the growth in assets and equity resulted from the acquisition of Tualatin Vineyards, Inc.

            ASSETS EQUITY
            (in millions)

      06/30/88        0.2    0.2
      04/30/90        2.1    1.7
      12/31/90        3.0    2.6
      12/31/91        3.3    2.9
      12/31/92        6.1    5.2
      12/31/93        6.7    5.3
      12/31/94        6.9    5.5
      12/31/95        8.3    5.5
      12/31/96       10.3    5.6
      12/31/97       13.9    7.1
      12/31/98       14.3    7.0
      12/31/99       15.0    7.0


WVV Gross Margin
Gross Margin is the net of net sales revenue less the production cost of wine sold. After the elimination of grape sales, the gross margin in 1999 remained approximately the same compared to 1998. The 1999 and 1998 margins are a result of prices not keeping pace with cost increases, the sale of Tualatin wines at lower margins and promotional pricing of certain wines to reduce excess inventory.

      1990   41.21%
      1991   46.37%
      1992   52.07%
      1993   55.66%
      1994   56.40%
      1995   52.48%
      1996   56.22%
      1997   54.19%
      1998   53.69%
      1999   53.74%


Distribution of Sales
This chart shows the distribution of sales between wholesale and retail and individual elements contained in each element.

                        Wholesale       Retail
      Festival                            6%
      Offsite                             2%
      Tasting Room                       12%
      Hospitality                         4%
      Out of State        36%
      In State            39%
      Bulk                 1%
      Totals              76%            24%






WVV Sales Revenue
Revenue in 1999 was $5,914,000 as compared to $6,132,000 in 1998. Bulk wine sales were down $385,000 in 1999. Wholesale sales in Oregon rose 6% in 1998 to $2,412,000. Out-of-state distribution sales of
 $2,169,000 in 1999 remained nearly the same level as 1998 sales.

                         (in millions)
                  Retail   Wholesale   Juice
          1990     0.3        .1         0
          1991     0.6        .2         0
          1992     0.8       1.0         0
          1993     1.0       1.3         0
          1994     1.3       1.6         0
          1995     1.4       2.2         0
          1996     1.4       2.9         0
          1997     1.4       4.1        .4
          1998     1.5       4.4        .4
          1999     1.4       4.4        .1


WVV Out-of-State Sales
WVV has dramatically increased its out-of-state sales in the past few years. We are now licensed in 39 states and several foreign countries. Out-of-state wholesale sales grew nearly the same rate as 1998 sales.

          (in millions)
          1991     0.1
          1992     0.1
          1993     0.2
          1994     0.3
          1995     0.8
          1996     1.1
          1997     1.9
          1998     2.2
          1999     2.2





Cases Bottled at WVV
Our barrel-aged wines average 10 months in the barrel before they are bottled and another 6 to 8 months in our cellar before they are released for sale. The reduction in cases bottled reflects the balancing of production with the sale of higher quality wines.

           (in cases)
          1990     5,743
          1991    17,796
          1992    27,336
          1993    39,697
          1994    40,208
          1995    53,693
          1996    63,178
          1997    91,793
          1998    77,064
          1999    81,084


Wine Inventory at WVV at Cost
A winery's development requires inventory building and aging. At year end 1999, we had 6.1 million dollars of wine inventory at cost.

       (in millions)
       1990       0
       1991       0
       1992     1.1
       1993     1.5
       1994     1.5
       1995     1.9
       1996     2.8
       1997     4.2
       1998     4.6
       1999     6.1





WVV Production Capacity
At Willamette Valley, our structural capacity increased from 104,000 cases to 121,250 cases in 1997. The Company moved its case goods to a new storage facility which will allow it to place an additional 750 oak barrels (17,250 cases)in the former storage area. In April of 1997, the Company added 20,000 additional case capacity with the purchase of Tualatin Vineyards.

                       (in cases)
                  Production    Structural
          1990      25,000           25,000
          1991      40,000           40,000
          1992      65,000           65,000
          1993      70,000           70,000
          1994      78,000           78,000
          1995      80,000           80,000
          1996     104,000          104,000
          1997     121,250          138,000
          1998     121,250          138,000
          1999     121,250          138,000

                    (capacity in cases)
                 Stainless Steel   Barrel
          1990      20,000            5,000
          1991      32,000            8,000
          1992      50,000           15,000
          1993      50,000           20,000
          1994      50,000           28,000
          1995      50,000           30,000
          1996      64,000           40,000
          1997      69,000           52,000
          1998      69,000           52,000
          1999      69,000           52,000

Tons Crushed at WVV

In 1999, the yield at harvest increased over 1998. The company was in the later parts of grape contracts signed in early 1997.
         (in tons)
       1990        206
       1991        340
       1992        556
       1993        633
       1994        630 (1)
       1995        885
       1996      1,290
       1997      1,426
       1998      1,209
       1999      1,384

(1) 590 tons crushed plus 40 tons equivalent as purchased bulk wines.

Oregon Wine Production
Since 1986, Oregon wine production has grown from 592,908
gallons to 1,746,571 in 1999 - an average annual increase of
13.9%


          (in millions)
          1986     0.6
          1987     0.7
          1988     0.8
          1989     0.9
          1990     0.9
          1991     1.0
          1992     1.1
          1993     1.2
          1994     1.4
          1995     1.5
          1996     1.7
          1997     1.9
          1998     1.7
          1999     1.7








___________________________________________________

                       Report of Independent Accountants


To the Board of Directors and Shareholders of Willamette Valley
Vineyards, Inc.


In our opinion, the accompanying balance sheet and the related statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Willamette Valley Vineyards, Inc. at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP

Portland, Oregon
March 8, 2000


















(Reports per page)


Willamette Valley Vineyards, Inc.
Balance Sheet
December 31, 1999 and 1998

           ASSETS                     1999           1998
Current Assets:
Cash and cash equivalents           $ 219,041     $149,401
Accounts receivable, net (Note 3)     429,495      371,537
 Income taxes receivable (Note 11)         -        24,436
 Inventories (Note 4)               6,142,697    4,601,808
 Prepaid expenses and
   Other current assets               79,102         86,986
 Deferred income taxes (Note 11)     100,798        101,457
                                    ---------      ---------
    Total current assets           6,971,133      5,335,625

Vineyard development costs, net
                        (Note 1)     1,381,163      1,892,538
Property and equipment, net
                  (Note 1,2 and 5)   6,402,023      6,790,985
Investments (Note 6)                     4,974          4,974
Note receivable (Note 12)               52,975         46,937
Debt issuance costs                     72,107        119,244
Other assets                           141,655         67,813
                                    ----------      ---------
                                   $15,026,030    $14,258,116
                                   ===========    ===========
         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Line of credit (Note 7)           $ 1,685,584    $ 1,652,667
 Current portion of long-term debt
  and capital lease obligations
  (Note 8)                             213,502        191,176
 Accounts payable                      960,479        315,185
 Accrued commissions and payroll costs 126,375        213,210
 Income taxes payable                   42,429              -
 Grape payables (Note 12)              827,843        581,294
                                       -------        -------
    Total current liabilities        3,856,212      2,953,532
Long-term debt and capital lease
   Obligations (Note 8)              3,583,007      4,101,772
Deferred gain (Note 2)                 508,054              -
Deferred income taxes (Note 11)        100,798        167,337
                                     ---------       --------
                                     8,048,071      7,222,641
                                     =========      =========
Commitments and contingencies (Note 13)

Shareholders' equity (Notes 9 and 10):
 Common stock, no par value -
  10,000,000 Shares authorized,
  4,253,431 and 4,232,681 shares
  issued and outstanding at
  December 31, 1999 and 1998         6,815,972     6,781,256
 Retained earnings                     161,987       254,219
                                     ---------     ---------
    Total shareholders' equity       6,977,959     7,035,475
                                     ---------     ---------
                                   $15,026,030   $14,258,116
                                   ===========   ===========


Willamette Valley Vineyards, Inc.
Statement of Operations
For the Years Ended December 31, 1999, 1998 and 1997


                            1999         1998         1997
Net revenues             $5,914,208   $6,132,355   $5,714,132

Cost of goods sold        2,737,773    3,076,507    2,813,764
                          ---------    ---------    ---------
    Gross margin          3,176,435    3,055,848    2,900,368

Selling, general and
 Administrative expenses  2,901,594    2,694,488    2,434,867
                          ---------    ---------    ---------
Income from operations      274,841      361,360      465,501
                          ---------    ---------    ---------
Other income (expenses):
 Interest income              7,807       22,967       31,296
 Interest expense (Note 1) (483,723)    (493,901)    (396,118)
 Other income                85,963       10,013       19,471
                           --------      --------    --------
                           (389,953)    (460,921)    (345,351)
                           --------      --------    ---------
  Income (loss) before
   income taxes            (115,112)     (99,561)     120,150
Income tax (benefit)
 Provision (Note 11)        (22,880)     (27,581)      52,288
                           ---------     -------      -------
Net income (loss)         $ (92,232)   $ (71,980)    $ 67,862
Basic net income (loss)   ==========    ========     ========
 Per common share (Note 1) $   (.02)   $   (.02)     $    .02
                          ==========    ========     ========
Diluted net income (loss)
 Per common share (Note 1) $   (.02)   $   (.02)     $    .02
                          ==========    ========     ========
The accompanying notes are an integral part of these financial statements.


Willamette Valley Vineyards, Inc.
Statement of Shareholders' Equity
For the Years Ended December 31, 1999, 1998 and 1997

                      Common stock        Retained
                     Shares   Dollars     earnings      Total
Balances at
December 31, 1996  3,785,356  $5,369,868  $258,337  $5,628,205

Stock issuance for
Purchase of Tualatin
Valley Vineyard     444,825    1,406,699         -   1,406,699

Stock issuance for
 Compensation         1,250        2,500         -       2,500

Net income                -           -     67,862      67,862
                   ---------   --------   --------     -------
Balances at
December 31, 1997  4,231,431   6,779,067   326,199   7,105,266

Stock issuance for
 compensation          1,250       2,189         -       2,189

Net loss                   -           -   (71,980)   (71,980)
                   ---------   ---------   --------   --------
Balances at
December 31, 1998  4,232,681  6,781,256    254,219   7,035,475

Stock issuance for
 Compensation         20,750     34,716          -      34,716

Net loss                  -           -    (92,232)    (92,232)
                    --------   --------    --------     ------
Balances at
December 31, 1999  4,253,431 $6,815,972   $161,987  $6,977,959
                   ========= ==========   ========  ==========


Willamette Valley Vineyards, Inc.
Statement of Cash Flows
Years Ended December 31, 1999, 1998 and 1997

                                1999        1998         1997
Cash flow from operating
Activities:
 Net income (loss)          $ (92,232)  $ (71,980)   $ 67,862
  Reconciliation of net
  income (loss) to net cash
  (used for) provided by
  operating activities:
 Depreciation and amort.      729,770     657,536     533,444
 Deferred income taxes        (65,880)    (27,581)     90,872
 Bad debt expense              27,730      83,148      44,384
 Stock issued for compensation 13,622           -           -
Changes in assets and
Liabilities:
 Accounts receivable          (85,688)    365,841    (519,198)
 Inventories               (1,519,795)   (428,593)   (953,956)
 Prepaid expenses and other
 current assets                 7,884      (8,693)     29,041
 Notes receivable              (6,038)    101,511      (9,937)
 Other assets                       -     (67,813)          -
 Accounts payable             645,294     (48,234)     90,133
 Accrued commissions and
 payroll costs                (86,835)    (12,087)     16,593
 Income taxes receivable       24,436           -     (24,436)
 Income taxes payable          42,429           -           -
 Grapes payable               246,549      80,056     (49,776)
                             --------     -------     --------
Net cash (used for)
 Operating activities        (118,754)    623,111    (684,974)
                             =========    =======     ========
Cash flows from investing
activities:
 Additions to property and
 equipment                   (484,249)   (458,805) (1,101,354)
 Vineyard development
 expenditures                (283,483)   (445,507)   (165,794)
 Cash received upon sale of
 investments                        -     100,066      10,178
 Payments to acquire
 Tualatin Valley Vineyards          -           -    (684,624)
 Proceeds from sale of
 property and equipment     1,490,706           -       6,000
                            ---------     -------    --------
  Net cash used for
   Investing activities       722,974   (804,246)  (1,935,594)
                            ---------    --------   ---------
Cash flows from
financing activities:
 Debt issuance costs          (71,058)    (6,707)     (74,285)
 Net increase in line of
 credit balance                32,917    135,370    1,037,671
 Issuance of long-term debt   157,731    312,760      982,164
 Repayments of long-term debt(654,170)  (124,428)    (107,221)
                             --------    -------      --------
  Net cash provided by
  financing activities       (534,580)   316,995    1,838,329
                             --------    -------    ---------
  Net (decrease) increase in
   cash and cash equivalents   69,640    135,860     (782,239)

Cash and cash equivalents:
 Beginning of year            149,401     13,541      794,885
                              -------    -------      -------
 End of year                 $219,041   $149,401     $ 12,646
                             ========   ========     ========




Willamette Valley Vineyards, Inc.
Notes to financial Statements

1.  Summary of Operations, Basis of Presentation and Significant
Accounting Policies

Organization and operations
Willamette Valley Vineyards, Inc. (the Company) owns and operates vineyards and a winery located in the State of Oregon, and produces and distributes premium and super premium wines, primarily Pinot Noir, Chardonnay, and Riesling. The majority of the Company's wine is sold to grocery stores and restaurants in the State of Oregon through the Company's sales force. During fiscal year 1999, revenues derived from one customer of $639,466 represented 11% of the Company's revenues, which is reportable under Statement of Financial Accounting Standards 131 (SFAS 131) as an operating segment with revenues greater than 10% of combined revenue. The Company did not have such operating segments in 1998 or 1997. Out-of-state and foreign sales represented approximately 37%, 35%, and 33% of revenues for 1999, 1998, and 1997. The Company also sells its wine from the tasting room at its winery.

Basis of presentation
The accompanying financial statements have been prepared in accordance with generally accepted accounting principles which require management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents
Cash and cash equivalents include short-term investments with an original maturity of less than ninety days.

Revenue recognition
The Company recognizes revenue upon the delivery of its products to its customers. Sales are recorded as trade accounts receivable and no collateral is required.

Inventories
After a portion of the vineyard becomes commercially productive, the annual crop and production costs relating to such portion are recognized as work-in-process inventories. Such costs are accumulated with related direct and indirect harvest, wine processing and production costs, and are transferred to finished goods inventories when the wine is produced, bottled, and ready for sale. The cost of finished goods is recognized as cost of sales when the wine product is sold. Inventories are stated at the lower of cost or market by variety and vintage to determine the first-in, first-out (FIFO) cost of inventories. In accordance with general practices in the wine industry, wine inventories are included in current assets in the accompanying balance sheet, although a portion of such inventories may be aged for more than one year.



1.  Summary of Operations, Basis of Presentation and Significant
Accounting Policies (Continued)

Vineyard development costs
Vineyard development costs consist primarily of the costs of the vines and expenditures related to labor and materials to prepare the land and construct vine trellises. The costs are capitalized until the vineyard becomes commercially productive, at which time annual amortization is recognized using the straight-line method over the estimated economic useful life of the vineyard, which is estimated to be 30 years. Accumulated amortization of vineyard development costs aggregated $206,903 and $176,067 at December 31, 1999 and 1998,
respectively.

Property and equipment
Property and equipment are stated at cost or the historical cost basis of the contributing shareholders, as applicable, and are depreciated on the straight-line basis over their estimated useful lives as follows:

   Land improvements   15 years
   Winery building     30 years
   Equipment          5-7 years

Expenditures for repairs and maintenance are charged to operating expense as incurred. Expenditures for additions and betterments are capitalized. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in operations.

Debt issuance costs
Debt issuance costs are amortized on a straight-line basis, which approximates the effective interest method, over the life of the debt.

Income taxes
The Company accounts for income taxes using the asset and liability approach prescribed by Statement of Financial
Accounting Standards No. 109, Accounting for Income Taxes. Under this approach, deferred income taxes are calculated for the expected future tax consequences of temporary differences between the book basis and tax basis of the Company's assets and liabilities. The Company files stand-alone federal and state income tax returns.

Basic and diluted net income per share
The Company adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), Earnings Per Share, in 1997. SFAS 128 requires disclosure of basic and diluted earnings per share. All prior years have been restated to reflect the adoption of SFAS 128. Basic earnings per share are computed based on the weighted average number of common shares outstanding each year.


Summary of Operations, Basis of Presentation and Significant
Accounting Policies (Continued)
                      1999
                     Weighted
                     Average
                     Shares     Earnings
            Loss   Outstanding  per share
Basic    $ (92,232) 4,253,431    $ (.02)
Options          -          -          -
Warrants         -          -          -
          ---------  --------    -------
Diluted  $ (92,232) 4,253,431    $ (.02)
          ========= =========    =======
                      1998
                     Weighted
                     Average
                     Shares     Earnings
            Loss   Outstanding  per share
Basic    $ (71,980) 4,232,578    $ (.02)
Options          -          -          -
Warrants         -          -          -
          --------  ---------     ------
Diluted  $ (71,980) 4,232,578    $ (.02)
          ========= =========    =======
                      1997
                     Weighted
                     Average
                     Shares     Earnings
            Loss   Outstanding  per share
Basic    $  67,862  4,103,669    $  .02
Options          -        638          -
Warrants         -          -          -
          --------  ---------     ------
Diluted  $  67,862  4,104,307    $  .02
         =========  =========   ========



Basic and diluted net income per share Options to purchase 474,000 shares of common stock were outstanding at December 31, 1999, but were not included in the computation of diluted earnings per share because the effect would be anti-dilutive due to the Company's loss in 1999. Options to purchase 402,000 and 173,000 shares of common stock were outstanding at December 31, 1998 and 1997, respectively, but were not included in the computation of diluted earnings per share in 1998 or 1997 because the effect would have been anti-dilutive due to the Company's loss in 1998, and because the options' exercise prices were greater than the average market price of the common shares at December 31, 1997. In addition, the warrant outstanding since 1992 (see Note 9) was not included in the computation of diluted earnings per share in 1999, 1998 or 1997 because the exercise price of $3.42 was greater than the average market price of the common shares during all three years.

Statement of cash flows
Supplemental disclosure of cash flow information:

                                  1999       1998        1997
Interest paid                   $492,000   $556,000   $321,000
Income taxes paid                                 -     15,000
Supplemental schedule of
 noncash investing and
 financing activities:
  Capital leases                      -      59,673          -
  Assets transferred from
   related companies                              -     19,279
  Issuance of common stock
   Awards (Note 9)                21,094      2,188      2,500
  Acquisition of Tualatin
    Valley, Inc.:
   Common stock issued in
    connection with acquisition:
    Issued to stockholders of TVI      -          -  1,292,591
    Fee to Acquisitions Northwest, Inc.-          -    114,108
   Tangible assets acquired,
   net of cash paid:
    Fixed assets                       -          -    143,376
    Vineyard development               -          -    996,000
   Other assets acquired,
   net of cash acquired:
    Accounts receivable                -          -     56,807
    Inventory                          -          -    371,518
    Prepaids                           -          -        156
   Liabilities assumed:
    Accounts payable                   -          -    269,966
    Accrued liabilities                -          -          -



1.  Summary of Operations, Basis of Presentation and
    Significant Accounting Policies (Continued)

  Fair market value of financial instruments    The fair market values
of the Company's recorded
  financial instruments approximate their respective recorded balances, as the recorded assets and liabilities are stated at amounts expected to be realized or paid, or carry interest rates commensurate with current rates for instruments with a similar duration and degree of risk.

  Reclassifications
  Certain reclassifications have been made to the 1997 and 1998 financial statements to conform with financial statement presentation for the year ended
  December 31, 1999. These reclassifications have no effect on previously reported results of operations or shareholders' equity.


2.  Tualatin Valley Vineyard

  On April 15, 1997, Willamette Valley Vineyards, Inc.
  (WVV) acquired the assets of Tualatin Vineyards, Inc.
  (TVI), a winery located in Oregon, for a purchase price of $1,824,000, plus TVI's net current assets of $164,601 as of the closing date. The acquisition was accounted for using the purchase method of accounting, and the results of operations include the revenues and expenses generated with the TVI assets from the acquisition date through December 31, 1997. WVV paid 35 percent of the purchase price in cash and the balance was paid through the issuance of WVV common stock.

  The following unaudited pro forma information represents the results of operations of the Company as if the acquisition had occurred as of January 1, 1997, after giving effect to increased interest expense for debt issued related to the acquisition, depreciation based on current costs, and the effect of the benefit from provision for income taxes.
                                        1997
                                     (unaudited)
Net revenues                          5,874,733
Gross margin                          2,972,077
Net loss                                (53,395)


  In December 1999, under a sale-leaseback agreement, the Company sold a portion of the vineyard property with a net book value of approximately $1,000,000 for approximately $1,500,000 cash. Annual payments under the operating lease agreement are $115,000. The gain of approximately $500,000 is being amortized over the 20 year term of the lease.

3.  Accounts Receivable

  Oregon law prohibits the sale of wine in Oregon on credit; therefore, the Company's accounts receivable balances are the result of sales to out-of-state and foreign distributors. At December 31, 1998 accounts receivable included an outstanding balance of approximately $81,000 from a European customer to which extended credit terms were granted. Due to a bankruptcy filing, the entire receivable of $81,000 has been written off in 1999. At December 31, 1999 and 1998, the Company's accounts receivable balance is net of an allowance for doubtful accounts of $54,000 and $111,000, respectively.


4.  Inventories

Inventories consist of:
                                         1999          1998
Winemaking and packaging materials  $  276,571   $  211,550
Work-in-process (costs relating
 to unprocessed and/or unbottled
 wine products)                      2,463,709    1,923,852
Finished goods (bottled wine and
 Related products)                   3,402,417    2,466,406
                                     ---------    ---------
                                    $6,142,697   $4,601,808
                                    ==========   ==========

5.  Property and Equipment

                                      1999           1998
Land and improvements               $ 938,990    $1,041,326
Winery building and hospitality
 center                             4,527,573     4,539,821
Equipment                           4,089,297     3,715,612
                                    ---------     ---------
                                    9,555,860     9,296,759
Less accumulated depreciation      (3,153,837)   (2,505,774)
                                    ---------    -----------
                                   $6,402,023    $6,790,985
                                    =========    ==========

During 1998, the Company entered into two capital lease arrangements for certain winery equipment. The cost of the leased equipment and related accumulated amortization aggregated $59,673 and $11,522, respectively, at December 31, 1999. Minimum lease payments in 2000 through 2002 approximate $13,000 per year. Subsequent minimum lease payments aggregate approximately $8,000 per year through 2005.


6.  Investments

Investments consist of:


                            1999             1998
  Farm Credit Securities  $ 3,000          $ 3,000
  Other                     1,974            1,974
                          -------           ------
                          $ 4,974           $4,974
                          =======           ======

  Farm Credit Securities investments are required as a condition of the Northwest Farm Credit Service loan and line of credit facility (see Note 7). These investments are classified as held-to-maturity investments and are recorded at historical cost.


7.  Line of Credit Facility

  The Company has a $2,500,000 credit facility with Northwest Farm Credit Services. Borrowings under this facility bear interest at 9.2% and are collateralized by inventory and accounts receivable. At December 31, 1999 and 1998, $1,685,584 and $1,652,667 were outstanding under this facility, respectively.


8.  Long-Term Debt

  Long-term debt consists of:
                                         1999         1998
 Northwest Farm Credit Services Loan $3,598,209 $4,237,134 Real property loan, 8.5% interest,
  Monthly payments of $1,055 through
  2019                                   121,249            -
 Capital lease obligations                48,150       55,814
 Vehicle financing                        28,901            -
                                       ---------    ---------
                                       3,796,509    4,292,948

 Less current portion                   (213,502)    (191,176)
                                        ---------     -------
                                      $3,583,007   $4,101,772
                                      ==========   ==========

8.  Long-Term Debt (Continued)

  The Company has an agreement with Northwest Farm Credit Services (NWFCS) containing two separate notes bearing interest at a rate of 7.85%, which are collateralized by real estate and equipment. These notes require monthly payments ranging from $7,687 to $30,102 until the notes are fully repaid in 2014. The loan agreement contains covenants which require the Company to maintain certain financial ratios and balances. At December 31, 1999, the Company was not in compliance with these covenants but has obtained a waiver letter thereon.

  The Company also entered into an agreement with a private party in 1999 for a note bearing interest at a rate of 8.5%.
  This note requires monthly payments of $1,055 until the note is fully repaid in 2019.

  Future minimum principal payments of long-term debt mature as follows:

  Year ending
  December 31,
     2000                 $ 213,502
     2001                   213,847
     2002                   225,927
     2003                   238,204
   Thereafter             2,905,029
                          ---------
                         $3,796,509
                          =========

9.  Shareholders' Equity

  The Company is authorized to issue 10,000,000 shares of its common stock. Each share of common stock is entitled to one vote. At its discretion, the Board of Directors may declare dividends on shares of common stock, although the Board does not anticipate paying dividends in the foreseeable future.

  On June 1, 1992, the Company granted its president a warrant to purchase 15,000 shares of common stock as consideration for his personal guarantee of the real estate loans and the line of credit with Northwest Farm Credit Services (see Notes
  7 and 8).  The warrant is exercisable through June 1, 2012 at   an
exercise price of $3.42 per share.  As of December 31, 1999   and 1998,
no warrants had been exercised.

  In each of the years ended December 31, 1999 and 1998, the   Company
granted 12,500 shares and 1,250 shares of stock valued   at $21,094 and
$2,188, respectively, as compensation. The cost of these grants were capitalized as inventory. The effects of these non-cash transactions have been excluded from the cash flow statements in both periods.


10.  Stock Incentive Plan

  In 1992, the Board of Directors adopted a stock incentive plan   and
reserved 175,000 shares of common stock for issuance to   employees,
consultants, and directors of the Company under the   plan.  In 1996 and
1998, the Board of Directors reserved an   additional 150,000 and
275,000 shares, respectively.  In 1998,   the Board repriced options for
145,390 unvested shares with a   weighted average exercise price of
$2.91 to the current market  price of $1.50 on the date of approval.
Administration of the   plan, including determination of the number,
term, and type of   options to be granted, lies with the Board of
Directors or a   duly authorized committee of the Board of Directors.

  At December 31, 1999, 1998 and 1997, the following transactions related to stock options occurred:
                                      1999        .
                                                Weighted
                                                average
                                                exercise
                                      Shares     price
Outstanding at beginning of year     402,000    $1.73
  Granted                            120,500     1.83
  Exercised                                -        -
  Forfeited                          (48,500)    1.75
                                     -------    ------
Outstanding at end of year           474,000     1.75
                                     =======    ======

                                          1998        .
                                                Weighted
                                                average
                                                exercise
                                      Shares     price
Outstanding at beginning of year     173,000    $2.94
  Granted                            229,000     1.71
  Exercised                                -        -
  Forfeited                                -        -
                                     -------    -----
Outstanding at end of year           402,000     1.73
                                     =======    =====

                                          1997        .
                                                Weighted
                                                average.
                                                exercise
                                      Shares     price
Outstanding at beginning of year     246,500    $2.87
  Granted                            100,000     2.63
  Exercised                                -        -
  Forfeited                         (173,500)    2.66
                                    --------    -----
Outstanding at end of year           173,000     2.94
                                    ========    =====
  Weighted average options outstanding and exercisable at December 31, 1999 are as follows:

                          Options outstanding
                                 Weighted
               Number            average     Weighted
             Outstanding at     remaining    average
Exercise     December 31,       contractual  exercise
 Price           1999              life        price
$    1.50     155,890              6.34       $1.50
     1.65      75,000              8.00        1.65
     1.75      95,000              9.25        1.75
     1.81      85,500              9.75        1.81
     1.88      35,000              9.37        1.88
     2.50       1,350              7.67        2.50
     2.75       9,500              7.50        2.75
     3.00      10,760              7.08        3.00
     3.62       4,000              6.56        3.62
     4.50       2,000              5.08        4.50
------------  -------              -----      ------
$1.50 -$4.50  474,000              8.08       $1.75
============  =======              =====      ======

                          Options exercisable
               Number           Weighted
             Exercisable at     average
Exercise     December 31,       exercise
 Price           1999            price
$    1.50     155,890            $1.50
     1.65      75,000             1.65
     1.75      47,500             1.75
     1.81      42,750             1.81
     1.88      17,500             1.88
     2.50       1,350             2.50
     2.75       9,500             2.75
     3.00      10,760             3.00
     3.62       4,000             3.62
     4.50       2,000             4.50
------------  -------            -----
$1.50 -$4.50  366,000            $1.74
============  =======            ======



10.  Stock Incentive Plan (Continued)

  The Company adopted Statement of Financial Accounting
  Standards No. 123 (SFAS 123) in 1996 and has elected to account for its stock-based compensation under Accounting Principles Board Opinion 25. As required by
  SFAS 123, the Company has computed for pro forma disclosure purposes the value of options granted during each of the three years ended December 31, 1999 using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grants in 1999, 1998 and 1997:

                            1999       1998        1997
Risk-free interest rate     5.56%      5.54%       6.31%
Expected dividend yield        -          -           -
Expected lives             8 years   8 years     8 years
Expected volatility           70%        70%         57%

  Options were assumed to be exercised upon vesting for purposes of this valuation. Adjustments are made for options forfeited prior to vesting. For the years ended December 31, 1999, 1998 and 1997, the total value of the options granted was computed to be $173,815, $192,540 and $146,700, respectively, which would be amortized on a straight-line basis over the vesting period of the options.

  For the years ended December 31, 1999, 1998 and 1997, the weighted average fair value of options granted was computed to be $1.44, $0.85 and $1.47, respectively.


  Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS 123, the Company's net earnings would have been reduced to the pro forma amounts indicated as follows:

                           1999         1998         1997
Net income (loss)-
 As reported           $ (92,232)   $ (71,980)    $ 67,682
Per share:
  Basic                     (.02)        (.02)         .02
  Diluted                   (.02)        (.02)         .02
Net income (loss)-
 Pro forma              (181,201)    (175,860)      41,838
Per share:
  Basic                     (.04)        (.04)         .01
  Diluted                   (.04)        (.04)         .01


  The effects of applying SFAS 123 for providing pro forma disclosures for the three years ended December 31, 1999 are not likely to be representative of the effects on reported net income and earnings per share for future years, because options vest over several years and additional awards generally are made each year.


11.  Income Taxes

  The provision for income taxes consists of:

                                  1999      1998       1997
Current tax expense:
  Federal                       $43,000
  State
                                 ------
                                 43,000
Deferred tax expense (benefit)
  Federal                       (68,319)  $(24,291)  $46,530
  State                          (8,761)    (3,290)    5,758
                                 ------    -------    ------
                                (77,080)   (27,581)   52,288
                                 ------    -------   -------
Increase in valuation allowance  11,200          -         -
                                 ------    -------   -------
   Total                       $(22,880)  $(27,581)  $52,288
                               ========   =========  =======

  The effective income tax rate differs from the federal statutory rate as follows:

                                 Year ended December 31,
                                 1999     1998      1997
Federal statuatory rate         (34.0)%  (34.0)%    34.0%
State taxes, net of federal
  Benefit                        (4.4)    (4.4)      4.4
Permanent differences            13.2      9.3       3.8
Increase in valuation allowance   9.7        -         -
Other, primarily effect of
  Alternative minimum tax rates  (4.4)     1.4       1.3
                                ------   ------     -----
                                (19.9)%  (27.7)%    43.5%
                                ======   ======    ======
  Permanent differences consist primarily of nondeductible meals and entertainment and life insurance premiums.



11. Income Taxes (Continued)

  Deferred tax assets and (liabilities) consist of:

                                      December 31,
                                    1999       1998
Accounts receivable               $20,714   $42,580
Inventory                          60,857    38,368
Other                              19,227    20,509
                                  -------   -------
  Net current deferred tax assets 100,798   101,457
                                  -------   -------
Depreciation                     (440,071) (300,083)
Net operating loss carryforwards  112,583   132,746
Deferred gain on sale-leaseback   194,890         -
Alternative minimum tax credit
  Carryforward                     43,000         -
                                  -------   -------
   Net noncurrent deferred tax
    Liability                     (89,598) (167,337)
                                  -------- ---------
   Net deferred tax asset          11,200   (65,880)
Valuation allowance               (11,200)        -
                                  -------- --------
   Total                          $     -  $(65,880)
                                  ========  ========

The Company has recorded a valuation allowance to reflect the estimated amount of deferred tax assets which may not be realized due to the tax credit carryforwards. The Company's net operating loss carryforwards expire between 2013 and 2019.

12.  Related Parties

  During 1999, 1998 and 1997, the Company purchased grapes from other shareholders at an aggregate price of $61,499, $105,332 and $262,795, respectively. At December 31, 1999,
  1998 and 1997, grape payables included $26,586, $52,667 and $130,893, respectively, owed to these shareholders.

  On December 3, 1992, the Company issued a loan to its president with a balance of $48,204 at December 31, 1999.
  The loan was due on December 3, 1993, bearing interest at 7.35%. On March 14, 1994, the loan was extended to March 14, 2009. The loan is secured by the common stock of the Company held by its president. This note, including the related interest receivable, is classified as a long-term note receivable in the accompanying balance sheet.

  During 1997, the Company had transactions with affiliated entities related to various shared administrative services. Charges to the Company aggregated $164,716; amounts charged by the Company aggregated $92,601 for the year ended December 1997.



13.  Commitments and Contingencies

  Litigation
  From time to time, in the normal course of business, the Company is a party to legal proceedings. Management believes that these matters will not have a material adverse effect of the Company's financial position or results of operations, but due to the nature of the litigation, the ultimate outcome cannot presently be determined.

  Operating leases
  The Company entered into a lease agreement for approximately 45 acres of vineyards and related equipment in 1997. The Company is also committed to lease payments for various office equipment. As of December 31, 1997, the Company was obligated under various long-term operating leases requiring future minimum lease payments as follows:

 Year ending
 December 31,
     2000               $  187,908
     2001                  190,544
     2002                  193,485
     2003                  196,499
     2004                  202,289
    Thereafter           2,484,885
                        ----------
      Total             $3,455,610
                        ==========

  Total rental expense for all operating leases excluding the vineyards, amounted to $27,372, $30,647, and $17,827 in 1999, 1998, and 1997, respectively. In addition, payments for the leased vineyards have been included in inventory and aggregate approximately $81,300, $77,000, and $60,000, respectively, for each of the years ended
  December 31, 1999, 1998, and 1997.

 Susceptibility of vineyards to disease
The Tualatin vineyard purchased during 1997 and the leased vineyards are known to be infested with phylloxera, an aphid- like insect which can destroy vines. Although management has begun planting with phylloxera-resistant rootstock, a portion of the vines at the Tualatin vineyard are susceptible to phylloxera. The Company has not detected any phylloxera at its Turner vineyard.